EXHIBIT 99.1

Palatin Presents Preclinical Diabetic Nephropathy Data at the

International Podocyte Conference

– Results demonstrate melanocortin agonists may represent a new therapeutic avenue to treat diabetic nephropathy

– Open Label Phase 2 clinical study in diabetic kidney disease enrolling patients

CRANBURY, N.J., May 30, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced the presentation of the poster “MC1R Agonist PL8177 Protects Against Podocyte Loss in a Streptozotocin-Induced Rat Model of Diabetic Nephropathy” at the International Podocyte Conference May 24-26, 2023 in Philadelphia, PA. The poster was presented by Luipa Khandker, Ph.D., Senior Scientist – Biology, at Palatin. The poster can be found on Palatin’s website www.palatin.com.

The data shows PL8177 treatment of streptozotocin-induced diabetic rats preserved the expression of WT1 protein and the number of podocytes and proximal tubule cells compared to vehicle-treated controls. The data also demonstrated that glomerular hypertrophy, a characteristic of kidney injury, trended toward reduction in PL8177-treated kidneys.

“This data in a kidney disease model using a potent melanocortin-1 receptor agonist is yet another example of the potential of the melanocortin system as a target for novel treatments for inflammatory diseases,” said Carl Spana, Ph.D., President and CEO of Palatin, “Palatin’s research team continues to contribute significant mechanism of action data to the melanocortin field through state-of-the art science and we look forward to the efficacy data from our Phase 2 BREAKOUT clinical study in diabetic kidney disease.”

A Phase 2 study being conducted by Palatin using bremelanotide, a pan-agonist, which includes potent melanocortin-1 agonism, the BREAKOUT Study, is currently enrolling patients. Additional trial information, including inclusion and exclusion criteria, can be found at https://clinicaltrials.gov via the identifier NCT05709444.

About Diabetic (Nephropathy) Kidney Disease

Diabetic nephropathy (DN) is the most common cause of end-stage renal disease in the United States and other developed countries. Approximately 30 million US patients have chronic kidney disease (CKD) secondary to the combination of hypertension and Type II diabetes mellitus. Despite this remarkable prevalence, clinicians have little consensus on what comprises optimal therapy. While the widespread use of RAAS blockade and other maneuvers have slowed disease progression, approximately one-third of patients with Type II diabetic nephropathy will progress to end-stage renal disease (ESRD). As a result, much effort has been devoted to understanding the mechanisms by which the diabetic condition leads to the typical histopathologic changes, including mesangial expansion, thickened basement membranes, and loss of podocyte density and functionality.

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There is evidence that injury to the glomerular podocyte is central to the pathogenesis of diabetic nephropathy and that clinical treatments should be directed toward maintaining podocyte viability. Podocytes are highly differentiated neuron-like cells with limited cell division and replacement capacity. They are central to the support and maintenance of glomerular capillary networks and function as the final barrier in glomerular filtration. Evidence from pre-clinical animal model studies suggests that podocyte losses precede and contribute to progressive diabetic glomerulopathy.

About Melanocortins and Kidney Disease

Melanocortin receptors comprise a complex system comprised of 5 different receptors with broad and varying physiologic functions. MC1r signals through a G-protein coupled pathway that leads to activation of adenylate cyclase and ultimately stimulation of the serine-threonine kinase activity of protein kinase A. A growing body of work in cell signaling and function of the glomerular podocyte suggests that protein kinase A regulates the formation of footplate processes, cell attachment, and apoptosis. MC1r activation may stabilize podocyte function and survival in diabetes and other conditions of glomerular diseases.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about PL8177 preclinical and clinical results for ulcerative colitis and gastrointestinal inflammatory diseases, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

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Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® is a registered trademark of Palatin Technologies, Inc.

SOURCE Palatin Technologies, Inc.

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